Reply to the Attention of	Shimmy Posen
Direct Line	416.869.7612
Email Address	sposen@garfinkle.com
Our File No.	11324-027
Date	September 17, 2021

United States Securities and Exchange Commission

Dear Mesdames/Sirs:

RE: HIGH TIDE INC. (THE "CORPORATION")

We hereby consent to the use of our name in the Corporation's Registration Statement on Form F-10 dated September 17, 2021, as such may thereafter be amended or supplemented, and in the base shelf prospectus included therein, under the headings "Legal Matters and Interests of Experts" in the Prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

Yours very truly,

Garfinkle Biderman LLP

"Shimmy Posen"

Shimmy Posen

SP

Encls.